ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), is entered into as of January 1, 2020, by and between Tortoise Credit Strategies, LLC, a Delaware limited liability company (“Assignor”) and Tortoise Capital Advisors, L.L.C., a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor entered into an Investment Advisory Agreement, dated as of March 16, 2018, by and between Tortoise Tax-Advantaged Social Infrastructure Fund, Inc. (“TSIFX”) and Tortoise Credit Strategies, LLC (the “Contract”); and

WHEREAS, Assignor wishes to assign all of its rights and obligations under the Contract to Assignee, and Assignee wishes to assume all such rights and obligations under the Contract.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.

Assignor and Assignee hereby agree that the Assignor shall assign all of its right, title and interest, and delegate all of its obligations, responsibilities and duties, in and to the Contract, to Assignee.

2.	Assignee hereby accepts the assignment of all of Assignor’s obligations, responsibilities and duties under the Contract and all of Assignor’s right, title and interest in and to the Contract.

3.	Notwithstanding the foregoing, Assignor agrees to indemnify Assignee from any claim or demand resulting from Assignor’s performance prior to the assignment of the Contract.

4.	Assignee agrees to indemnify and hold Assignor harmless from any claim or demand resulting from non-performance by Assignee after assignment of the Contract.

5.	Assignor further warrants that it has full right and authority to transfer said Contract and that the contract rights herein transferred are free of lien, encumbrance or adverse claim.

6.	This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

7.

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Each party hereto may deliver an executed copy of this Agreement by PDF, facsimile or other electronic transmission to the other party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement.

8.

This Agreement shall be governed in all respects by the laws of the State of Delaware, without giving effect to any conflict of laws rules thereof that would require the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ASSIGNOR:

TORTOISE CREDIT STRATEGIES, LLC

By:	/s/ Bradley J. Beman
Name:	Bradley J. Beman
Title:	Chief Investment Officer - Credit

ASSIGNEE:

TORTOISE CAPITAL ADVISORS, L.L.C.

By:	/s/ Diane Bono
	Name:	Diane Bono
	Title:	Managing Director and Chief Compliance Officer

Acknowledged and agreed to by:

TORTOISE TAX-ADVANTAGED SOCIAL INFRASTRUCTURE FUND, INC.

By:	/s/ P. Bradley Adams
	Name:	P. Bradley Adams

Title:	Chief Executive Officer, Principal Financial Officer and Treasurer